Exhibit 10.5

Amendment to the 1995 Equity Incentive Compensation Plan

1995 Equity Incentive Compensation Plan, as amended (the “EICP”)

The last sentence of Section 12(d) of the EICP is amended in its entirety to read as follows:

The Committee shall have the right at any time to accelerate the payment or settlement of any Award granted under the Plan, including, without limitation, any Award subject to a prior deferral election; provided, however, that the Committee shall not have any such right to the extent it is prohibited by Section 409A of the Code (or any successor provisions thereto) or the existence of such right would result in a Participant being required to recognize income for United States federal income tax purposes prior to the time of payment, settlement or exercise of an Award.